Exhibit 4.4

[English Translation]

ARTICLES OF INCORPORATION

OF

SANKYO COMPANY, LIMITED

Chapter 1      General Rules

Article 1 (Corporate Name)

The corporate name of the Company shall be Sankyo Kabushiki Kaisha and in English SANKYO COMPANY, LIMITED.

Article 2 (Purpose)

The business purposes of the Company are as follows:

1.	Manufacture and sale of drugs, quasi-drugs, medical devices (including equipments and instruments, medical supplies, dental materials and sanitary materials), veterinary drugs, cosmetics, agrochemicals, industrial chemicals and the other drugs, chemical foods, food additives, yeasts for bread, seasonings, livestock foods and livestock food additives.
2.	Sale of glass thermometer and industrial alcohol
3.	Export, import and sale of items stipulated in the clause 2.1.1 and 2.2.2, and items relating to them and the other machines and equipments.
4.	Manufacture and wholesale of alcohol and drinking water.
5.	Business incidental to the foregoing.

Article 3 (Location of Principal Office)

The principal office of the Company shall be located in Chuo-ku, Tokyo.

Article 4 (Method of Public Notice)

Public notice of the Company shall be inserted in The Nihon Keizai Shinbun.

Chapter 2      Shares

Article 5 (Total Number of Shares, Purchase of Treasury Stock, Number of Shares constituting One Unit and Non Issuance of Share Certificates for Shares less than One Unit)

5.1      The total number of shares authorized to be issued by the Company shall be one billion and one hundred sixty-eight million ninety-nine thousand (1,168,099,000). If shares are retired, the number of such shares shall be decreased.

5.2      The Company may purchase treasury stock by a resolution of the Board of Directors as provided for under Item 2, Paragraph 1, Article 211-3 of the Commercial Code.

5.3      The number of shares constituting one unit shall be one hundred (100).

5.4      The Company does not issue share certificates for any shares less than one unit (“Shares Less Than One Unit”). If Share Handling Regulation provides otherwise, this clause shall not be applied.

[English Translation]

Article 6 (Transfer Agent)

6.1      The Company shall have a transfer agent for its shares.

6.2      The transfer agent and its business place shall be determined by the resolution of the Board of Directors, and shall be placed for the public notice.

6.3      The register of shareholders and the register of real shareholders of the Company (collectively, “Register of Shareholders, etc.”) shall be kept at the business place of the transfer agent, and the Company shall have the transfer agent do, and the Company shall not do, all business relating to shares such as entering a change of shareholders in the Register of Shareholders, etc. and purchasing Shares Less Than One Unit.

Article 7 (Share Handling Regulation)

Matters relating to shares such as entry of a change of shareholders in the Register of Shareholders, etc. and purchase of Shares Less Than One Unit shall be governed by the Share Handling Regulation established by the resolution of the Board of Directors.

Article 8 (Record Date)

8.1      The Company shall deem the shareholders (hereinafter including real shareholders) who have voting rights and who are registered or recorded on the final Register of Shareholders, etc., as of March 31 ever year to be the shareholders eligible to exercise voting rights at the Ordinary General Meeting of Shareholders for the period for the settlement of accounts.

8.2      The Company may set a record date by the resolution of the Board of Directors if necessary for determination of the shareholders eligible to Interim Dividends provided by the Article 31 of these Articles of Incorporation or for other reasons.

Chapter 3      General Meeting of Shareholders

Article 9 (Convocation)

The Ordinary General Meeting of Shareholders shall be convened in June every year, and an Extraordinary General Meeting of Shareholders shall be convened at any time as necessary.

Article 10 (Chairman)

A Representative Director and President shall act as chairman of the General Meeting of Shareholders. If the Representative Director and President is unable to so act, one of the other Directors shall act as chairman in precedence as previously determined by the Board of Directors.

Article 11 (Exercise of Voting Rights by Proxy)

11.1      Shareholders or their legal representative may appoint another shareholder having voting rights as their proxy and exercise their voting rights through the proxy.

11.2      In the event of the clause 11.1, the shareholders or the proxy must submit to the Company a document establishing power of representation.

Article 12 (Method of Resolution)

Resolutions at the General Meeting of Shareholders shall be made by a majority of voting rights of shareholders present, unless otherwise provided by laws and ordinances or by these Articles of Incorporation.

Article 13 (Minutes)

The proceedings of the General Meeting of Shareholders shall be recorded in the minutes with name written and seal affixed by Chairman and Directors present, and the minutes shall be kept at the Company.

[English Translation]

Chapter 4      Director and Board of Directors

Article 14 (Number)

The number of Directors shall be three (3) or more.

Article 15 (Election)

15.1      Directors shall be elected at the General Meeting of Shareholders.

15.2      For the resolution of the election of Directors, the presence of shareholders representing at least one-third (1/3) of voting rights of all shareholders is required.

15.3      No cumulative voting shall be used for the resolution of the election of Directors.

Article 16 (Term of Office)

The term of office of each Director shall expire at the close of the Ordinary General Meeting of Shareholders held for the period for settlement of accounts within one (1) year after his/her assumption of office.

Article 17 (Convocation)

A notice to convene the Board of Directors shall be sent to each Director and Corporate Auditor at least three (3) days before the meeting date. If all Directors and Corporate Auditors agree to convene the Board of Directors, this Article shall not be applied.

Article 18 (Method of Resolution)

The resolution of the Board of Directors shall be made by majority of votes of Directors present who constitute majority in number of all Directors.

Article 19 (Authority of Board of Directors)

The Board of Directors shall decide important matters relating to administration of affairs of the Company as well as matters provided by laws and ordinances or by these Articles of Incorporation.

Article 20 (Executive Director and Representative Director)

20.1      The Board of Directors may designate Chairman, President, Executive Vice-president, Executive Managing Director and Managing Director.

20.2      The Board of Directors shall decide the Director representing the Company.

Article 21 (Regulation of the Board of Directors)

Matters except for provided by this Chapter shall be governed by the Regulation of the Board of Directors established by the resolution of the Board of Directors.

Chapter 5      Corporate Auditor and Board of Corporate Auditors

Article 22 (Number)

The number of Corporate Auditors shall be three (3) or more.

Article 23 (Election)

23.1      Corporate Auditors shall be elected at the General Meeting of Shareholders.

23.2      For the resolution of the election of Corporate Auditors, the presence of shareholders representing at least one-third (1/3) of voting rights of all shareholders is required.

[English Translation]

Article 24 (Term of Office)

24.1      The term of office of each Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders held for the last period for settlement of accounts within four (4) year after his/her assumption of office.

24.2      The term of office of a Corporate Auditor who was appointed for filling the vacancy of the Corporate Auditor having retired from office before expiration of his/her office shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

Article 25 (Convocation)

A notice to convene the Board of Corporate Auditors shall be sent to each Corporate Auditor at least three (3) days before the meeting date. If all Corporate Auditors agree to convene the Board of Corporate Auditors, this Article shall not be applied.

Article 26 (Method of Resolution)

The resolution of the Board of Corporate Auditors shall be made by majority of votes of Corporate Auditors unless otherwise provided by laws and ordinances.

Article 27 (Full-time Corporate Auditor)

Corporate Auditors shall by mutual agreement designate Full-time Corporate Auditors from among themselves.

Article 28 (Regulation of Board of Corporate Auditors)

Matters excepted for provided by this Chapter shall be governed by the Regulation of Board of Corporate Auditors established by the resolution of the Board of Corporate Auditors.

Chapter 6      Accounts

Article 29 (Fiscal Year and Settlement of Accounts)

29.1      The fiscal year of the Company shall commence on April 1 every year and end on March 31 of the following year.

29.2      Settlement of accounts shall be performed at the last day of each fiscal year.

Article 30 (Dividend)

The dividend shall be paid to shareholders or registered pledgees registered or recorded in the final Register of Shareholders, etc., as of the last day of each fiscal year.

Article 31 (Interim Dividend)

The Company may make money distribution (“Interim Dividend”) provided by Article 293-5 of the Commercial Code by the resolution of the Board of Directors to the shareholders and registered pledgees registered or recorded in the final Register of Shareholders, etc., as of September 30 every year.

Article 32 (Annulment Term)

The Company is exempted from liability for paying dividend and Interim Dividend if the same remains unclaimed after three (3) years have elapsed from the first date on which such dividend and Interim Dividend became payable.